Exhibit 99.1

For Release: October 29, 2009

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces 2009 Third Quarter Results

SOUTH BURLINGTON, VT—Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.71 million and $8.68 million, or diluted earnings per share of $0.61 and $1.42, for the quarter and nine months ended September 30, 2009, respectively. This compares with net income of $3.31 million and $8.85 million, or diluted earnings per share of $0.55 and $1.46, for the third quarter and first nine months of the previous year, respectively.

The return on average assets for the quarter and nine months ended September 30, 2009 was 1.07% and 0.85%, respectively, compared to 1.01% and 0.93% for the same periods in 2008. The return on average equity for the quarter and nine months ended September 30, 2009 was 17.37% and 13.93%, respectively, compared to 17.98% and 15.66% for the same periods in 2008. Merchants declared a dividend on October 15, 2009, of 28 cents per share payable November 12, 2009, to shareholders of record as of October 29, 2009. “We are very pleased with these results. While the economy continues to present a challenging environment we continue to experience good growth in both loans and deposits,” commented Michael R. Tuttle, Merchants’ President and Chief Executive Officer.

Merchants’ taxable equivalent net interest income increased $1.34 million, or 11.7%, to $12.79 million for the third quarter of 2009 compared to 2008. Merchants’ net interest margin increased 14 basis points to 3.77% over the same time frame. For the nine months ended September 30, 2009 Merchants’ taxable equivalent net interest income increased $5.94 million, or 18.8%, to $37.55 million for 2009 compared to 2008; and Merchants’ net interest margin increased by 30 basis points to 3.81%. These year-over-year increases in Merchants’ taxable equivalent net interest income for both the three and nine months ended September 30, 2009 were driven by a combination of an increase in average interest earning assets, a shift in the composition of the balance sheet, and lower funding costs during 2009. “Net interest income is setting new records for our company. This has been, and will continue to be, the primary driver of our profitability,” stated Mr. Tuttle.

Compared to the second quarter of this year, Merchants’ taxable equivalent net interest income increased $382 thousand, while its margin compressed by four basis points. Merchants’ cash position has more than doubled over the last quarter, a result of balance sheet changes discussed further below, creating a drag on the margin. Merchants is working to deploy this cash by purchasing high quality Agency investments, and by prepaying Federal Home Loan Bank debt.

Merchants’ loan balances ended the third quarter of 2009 at $929.24 million, an increase of $82.11 million, or 9.7%, over December 31, 2008 ending balances of $847.13 million and were $33.15 million, or 3.7% higher on a linked quarter basis. Loan growth has generally been strong during 2009. Merchants hired three experienced Government Banking officers beginning in December of 2008, and as a result experienced significant growth in its municipal loan portfolio. The municipal loan category has increased to $40.79 million at September 30, 2009 from $2.77 million at the end of 2008.

(In thousands)	September 30, 2009	June 30, 2009	December 31, 2008
Commercial, financial and agricultural loans	$ 122,104	$ 127,341	$ 126,266
Municipal loans	40,793	7,690	2,766
Real estate loans - residential	434,757	436,423	395,834
Real estate loans - commercial	294,318	291,321	273,526
Real estate loans - construction	28,886	24,555	40,357
Installment loans	7,572	7,834	7,670
All other loans	806	923	708
Total loans	$ 929,236	$ 896,087	$ 847,127

Merchants’ investment portfolio totaled $355.15 million at September 30, 2009, a decrease of $76.46 million from fourth quarter 2008 balances, and a decrease of $19.15 million from the second quarter of this year. Merchants has been working to decrease its credit exposure in the non-Agency sector of the investment portfolio. During the third quarter Merchants sold its entire portfolio of Commercial mortgage backed securities and several of its non-Agency CMOs; the book value of the bonds sold was $25.00 million. Merchants recognized a net gain of $261 thousand on the sale. Merchants has been reinvesting in the investment portfolio, but has found it challenging to find high quality Agency backed investments at an acceptable yield in the current environment.

Quarterly average deposits were $1.03 billion, an increase of $78.85 million, or 8.3%, over the same quarter of 2008. Ending balances at September 30, 2009 were $1.03 billion, an increase of $100.00 million, or 10.7% over 2008 ending balances of $930.80. Approximately $24.20 million of the new deposit growth is attributable to Merchants’ government banking group. Merchants’ time deposits grew $28.16 million to $413.28 million at September 30, 2009, compared to $385.12 million at December 31, 2008. Merchants’ Savings, NOW and money market balances increased $65.82 million to $493.77 million, compared to $427.95 million at year-end 2008 while demand deposits increased $6.03 million.

The combination of growth in deposits discussed above along with previously mentioned decreases in the investment portfolio allowed Merchants to both reduce its short-term borrowed funds position to zero at September 30, 2009 from $28 million at December 31, 2008, and to pre-pay $27 million of long-term FHLB debt during 2009. Merchants’ ending long-term debt position decreased to $68.70 million for the third quarter of 2009, compared to $118.64 million for the fourth quarter of last year, and $83.13 million for the second quarter of 2009. Merchants’ ending cash management sweep balances increased to $121.30 million for the third quarter of this year from $92.41 million at year-end. Of the quarter-end cash management sweep balances, approximately $45.28 million are attributable to the government banking space. Additional excess funds that were not absorbed by the loan portfolio or redeployed into the investment portfolio were left on deposit with the Federal Reserve Bank where they earned interest at the Federal funds rate.

The Provision for credit losses was $600 thousand for the third quarter, compared to $575 thousand for the third quarter of 2008. Merchants had success in reducing the level of non-performing loans during the third quarter, and also booked a small net recovery for the quarter. The year to date provision expense was $3.50 million for 2009 compared to $925 thousand for 2008, reflecting year to date increases in net charge-offs, classified loans and continued general economic weakness during 2009. “Credit quality continues to hold up well despite economic conditions that have challenged many of our customers. During the third quarter we were able to reduce existing nonperforming loans faster than we added to this category. Although we are pleased with this trend, there are still significant challenges ahead for some of our customers,” commented Mr. Tuttle.

Excluding securities gains, total noninterest income for the third quarter and first nine months of 2009 was essentially flat, compared to the same periods in 2008.

Total noninterest expense increased 11.6% to $9.80 million for the third quarter of 2009 from $8.78 million for the third quarter of 2008; and increased $3.82 million to $29.68 million for the first nine months of 2009, compared to the same period in 2008. There are several reasons for this increase:

•

Salaries and wages increased to $3.68 million, or 3.8%, for the third quarter of this year compared to $3.54 million for the same period last year, and increased to $10.30 million, or 4.1%, for the first nine months of 2009, compared to $9.89 million for the same period in 2008. Normal pay increases combined with additional staff hired in the corporate banking, government banking and trust areas contributed to the increase over the prior periods.

•

Employee benefits increased $124 thousand, or 12.8%, to $1.09 million for the third quarter of 2009 compared to 2008, and increased $850 thousand, or 30.0%, to $3.69 million compared to $2.84 million for the first nine months of this year compared to last year. The largest year-over-year increases were in health insurance costs, which increased $346 thousand, or 25.5% for the first nine months of 2009, compared to 2008; and pension plan expenses, which increased $318 thousand, or 535.6% for the first nine months of 2009, compared to 2008. The increases in the remaining categories are directly related to increases in salaries.

•

Merchants’ total FDIC insurance expense for the third quarter of 2009 increased to $393 thousand from $111 thousand for the third quarter of 2008, and increased to $1.65 million for the first nine months of 2009 from $161 thousand for the first nine months of last year. Merchants recorded a $630 thousand expense related to the FDIC’s special assessment during the second quarter of 2009. The balance of the increase was due to both an increase in the FDIC’s assessment rates and an increase in deposits.

•

Other noninterest expense increased $417 thousand, or 28.6%, to $1.88 million from $1.46 million for the third quarter of 2009 compared to 2008, and increased $956 thousand, or 21.8%, to $5.35 million from $4.39 million for the first nine months of 2009, compared to 2008. There were a number of reasons for this increase. Merchants prepaid $9 million in FHLB debt during the third quarter of 2009 resulting in a $280 thousand prepayment penalty. Year-to-date Merchants has prepaid a total of $27 million in FHLB debt and incurred a total of $584 thousand in prepayment penalties, which are included in other noninterest expenses. Merchants has incurred expenses during 2009 related to its portfolio of problem loans and OREO. Those expenses totaled $87 thousand for the third quarter and $305 thousand for the first nine months of 2009, compared to an expense recovery of $33 thousand for the third quarter of 2008, and an expense recovery of $19 thousand for the first nine months of 2008. Additionally, Merchants’ correspondent bank service charges have increased to $103 thousand for the third quarter of 2009, compared to $71 thousand for the same period last year, and $325 thousand for the first nine months of 2009, compared to $166 thousand for the same period in 2008. The large increase is a result of a low earnings credit rate because of the current low interest rate environment, combined with increased fees being passed on to Merchants by its primary correspondent bank.

Michael R. Tuttle, Merchants’ President and Chief Executive Officer; and Janet P. Spitler, Merchants’ Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, October 30, 2009. Interested parties may participate in the conference call by dialing (888) 423-3273; the title of the call is, “Earnings Release Conference Call for Merchants Bancshares, Inc.” Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, November 6, 2009. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 967739.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 42 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Free Checking for Life®, Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state. These teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit 0Hwww.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release may constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers. The forward-looking statements contained herein represent Merchants’ judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	09/30/09	12/31/08	09/30/08	12/31/07
Balance Sheets - Period End
Total assets	$ 1,405,994	$ 1,341,210	$ 1,317,312	$ 1,170,743
Loans	929,236	847,127	814,598	731,508
Allowance for loan losses ("ALL")	11,177	8,894	8,367	8,002
Net loans	918,059	838,233	806,231	723,506
Securities available for sale	353,842	429,872	436,021	361,512
Securities held to maturity	1,306	1,737	3,174	4,078
Federal Home Loan Bank ("FHLB") stock	8,630	8,523	8,403	5,114
Federal funds sold and other short-term investments	10,260	111	111	20,100
Other assets	113,897	62,734	63,372	56,433
Deposits	1,030,802	930,797	949,521	867,437
Securities sold under agreement to repurchase and other short-term debt	122,421	124,408	89,298	98,917
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	41,500
Other long-term debt	68,698	118,643	117,758	62,117
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	19,069	13,046	9,295	4,846
Shareholders' equity	90,385	79,697	76,821	75,307
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,394,457	$ 1,320,845	$ 1,307,023	$ 1,169,811
Loans	922,704	825,395	800,126	730,688
Allowance for loan losses	10,958	8,596	8,509	7,840
Net loans	911,746	816,799	791,617	722,848
Securities available for sale and FHLB stock	367,979	436,712	446,688	340,598
Securities held to maturity	1,374	2,187	2,909	4,247
Federal funds sold and other short-term investments	53,576	2,420	5,664	38,227
Other assets	59,782	62,727	60,145	63,891
Deposits	1,026,527	946,534	947,674	874,406
Securities sold under agreement to repurchase and other short-term debt	115,447	96,736	82,794	94,785
Securities sold under agreement to repurchase, long-term	54,000	54,000	72,913	35,646
Other long-term debt	79,107	117,996	99,355	60,811
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	13,209	9,845	9,979	10,780
Shareholders' equity	85,548	75,115	73,689	72,764
Interest earning assets	1,345,633	1,266,714	1,255,387	1,113,760
Interest bearing liabilities	1,179,117	1,110,612	1,100,447	958,669
Ratios and Supplemental Information - Period End
Book value per share	$ 15.55	$ 13.89	$ 13.40	$ 13.05
Book value per share (1)	$ 14.74	$ 13.15	$ 12.70	$ 12.35
Tier I leverage ratio	7.41%	7.42%	7.50%	8.14%
Tangible capital ratio (2)	6.43%	5.94%	5.83%	6.42%
Period end common shares outstanding (1)	6,131,175	6,061,182	6,049,720	6,096,737
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 10,584	$ 11,643	$ 11,594	$ 9,231
Nonperforming assets ("NPAs")	$ 11,386	$ 12,445	$ 11,594	$ 9,706
NPLs as a percent of total loans	1.14%	1.37%	1.42%	1.26%
NPAs as a percent of total assets	0.81%	0.93%	0.88%	0.83%
ALL as a percent of NPLs	106%	76%	72%	87%
ALL as a percent of total loans	1.20%	1.05%	1.03%	1.09%

(1)

This book value and period end common shares outstanding includes 320,371; 323,754; 317,161 and 325,789 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Nine Months Ended September 30,
	2009	2008
Balance Sheets - Year to-Date Averages
Total assets	$ 1,364,154	$ 1,262,601
Loans	895,090	766,955
Allowance for loan losses	10,066	8,354
Net loans	885,024	758,601
Securities available for sale and FHLB stock	392,069	421,855
Securities held to maturity	1,516	3,486
Federal funds sold and other short-term investments	27,421	13,281
Other assets	58,124	65,378
Deposits	992,261	916,251
Securities sold under agreement to repurchase and other short-term debt	104,313	86,912
Securities sold under agreement to repurchase, long-term	54,000	64,748
Other long-term debt	96,340	85,613
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	13,502	13,092
Shareholders' equity	83,119	75,366
Interest earning assets	1,316,096	1,204,840
Interest bearing liabilities	1,156,444	1,056,606

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Results
Interest income
Interest and fees on loans	$ 12,079	$ 11,875	$ 35,791	$ 34,814
Interest and dividends on investments	4,500	5,742	14,536	16,194
Total interest and dividend income	16,579	17,617	50,327	51,008
Interest expense
Deposits	2,235	3,966	7,751	12,860
Short-term borrowings	201	356	333	1,409
Long-term debt	1,447	1,869	4,831	5,185
Total interest expense	3,883	6,191	12,915	19,454
Net interest income	12,696	11,426	37,412	31,554
Provision for credit losses	600	575	3,500	925
Net interest income after provision for credit losses	12,096	10,851	33,912	30,629
Noninterest income
Trust Company income	441	457	1,255	1,435
Service charges on deposits	1,490	1,354	4,217	4,001
Gain on investment securities	261	–	56	82
Equity in losses of real estate limited partnerships, net	(542)	(463)	(1,466)	(1,387)
Other noninterest income	952	938	2,875	2,703
Total noninterest income	2,602	2,286	6,937	6,834
Noninterest expense
Salaries and wages	3,675	3,541	10,300	9,893
Employee benefits	1,091	967	3,685	2,835
Occupancy and equipment expenses	1,587	1,482	4,789	4,525
Legal and professional fees	553	629	1,899	1,908
Marketing expenses	363	342	1,142	1,338
State franchise taxes	266	253	866	803
FDIC Insurance	393	111	1,649	161
Other noninterest expense	1,875	1,458	5,350	4,394
Total noninterest expense	9,803	8,783	29,680	25,857
Income before provision for income taxes	4,895	4,354	11,169	11,606
Provision for income taxes	1,181	1,042	2,486	2,753
Net income	$ 3,714	$ 3,312	$ 8,683	$ 8,853
Ratios and Supplemental Information
Weighted average common shares outstanding	6,120,199	6,065,705	6,094,398	6,073,322
Weighted average diluted shares outstanding	6,121,432	6,073,138	6,096,319	6,084,250
Basic earnings per common share	$ 0.61	$ 0.55	$ 1.42	$ 1.46
Diluted earnings per common share	$ 0.61	$ 0.55	$ 1.42	$ 1.46
Return on average assets	1.07%	1.01%	0.85%	0.93%
Return on average shareholders' equity	17.37%	17.98%	13.93%	15.66%
Net interest rate spread	3.61%	3.35%	3.63%	3.20%
Net interest margin	3.77%	3.63%	3.81%	3.51%
Net recoveries (charge-offs) to Average Loans	0.01%	(0.08)%	(0.10)%	(0.08)%
Net recoveries (charge-offs)	$ 95	$ (647)	$ (884)	$ (582)
Efficiency ratio (1)	58.51%	60.31%	59.70%	62.83%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of September 30, 2009, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.33 million.